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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                               inTEST Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   461147100
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                                 (CUSIP Number)

                               December 31, 2004
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)


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CUSIP No.: 461147-10-1
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Hakuto Co. Ltd.
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) Not Applicable
        (b) Not Applicable

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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        Japan
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     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        0
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions)

        Not Applicable
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 11.    Percent of Class Represented by Amount in Row (11)

        0.0%
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 12.    Type of Reporting Person (See Instructions)
        CO
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ITEM 1

         (a)      NAME OF ISSUER:

                           inTEST Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           7 Esterbrook Lane Cherry Hill, New Jersey 08003

ITEM 1(a)         NAME OF PERSON FILING:

                           Hakuto Co. Ltd.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           1-1-13 Shinjuku, Shinjuku-ku, Tokyo 160-8910, Japan

ITEM 2(c)         CITIZENSHIP:

                           Japan

ITEM 2(c)         TITLE OF CLASS OF SECURITIES:

                           Common Stock

ITEM 2(e) CUSIP NUMBER:

                           Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ] Broker or Dealer registered under Section 15 of the Act

         (b)      [ ] Bank as defined in Section 3(a)(6) of the Act

         (c)      [ ] Insurance company as defined in Section 3(a)(19) of the
                      Act

         (d)      [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940

         (e)      [ ] An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E)

         (f)      [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

         (g)      [ ] A parent holding company, in accordance with
                      ss.240.13d-1(b)(ii)(G)

         (h)      [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act


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         (i)      [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

         (j)      [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:

                           0 shares of Common Stock

         (b)      Percent of Class:

                           0.0%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote               0
                  (ii)  shared power to vote or to direct the vote             0
                  (iii) sole power to dispose or to direct the
                        disposition of                                         0
                  (iv)  shared power to dispose or to direct the
                        disposition of                                         0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                           Not Applicable



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ITEM 10. CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 3, 2005

                                                  HAKUTO CO. LTD.

                                                  /s/ James M. Coonan
                                                  ------------------------------
                                                  Authorized Representative*



* A power of attorney is attached hereto as Appendix A.



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                                                                      APPENDIX A

                                POWER OF ATTORNEY


HAKUTO CO. LTD., a corporation organized under the laws of Japan (the "Company"), hereby makes, constitutes and appoints each of Masaru Funai and James Coonan of Masuda, Funai, Eifert & Mitchell, Ltd., the Company's United States legal counsel, as a true and lawful attorney for and in the Company's name, to execute and deliver, jointly and severally, all documents and take such actions as may be necessary or appropriate to prepare and file with the United States Securities and Exchange Commission, and any other federal or state agency, all reports, filings and documents relating to the acquisition, ownership or disposition of securities of inTEST Corporation., giving and granting unto each of Masaru Funai and James Coonan, said attorneys, full power and authority, jointly and severally, to do and perform all acts in connection therewith as the Company could do in its own stead, with full power of substitution and revocation, hereby ratifying and confirming all that either Masaru Funai and James Coonan or their substitutes shall lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the Company has caused this Power of Attorney to be executed this 4th day of October 2002.


                                                      HAKUTO CO. LTD.

                                                      /s/ Toshiaki Hirai
                                                      --------------------------
                                                      Toshiaki Hirai, President